EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form SB-2 of our report dated August 23, 1996 (October 28, 1996 with respect to Note E[1]) on the consolidated financial statements of Mediware Information Systems, Inc. and subsidiaries as of June 30, 1996 and for each of the years in the two-year periodthen ended and our report dated May 8, 1996 relating to the financial statements of Continental Healthcare Systems Inc. - Pharmakon Division for each of the years in the two-year period ended November 30, 1995. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.




/s/ Richard A. Eisner & Company, LLP

New York, New York

March 19, 1997



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